Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2010

MANCHESTER, CT – April 30, 2010 – LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2010.

Net sales for the quarter ended March 31, 2010 were $75.6 million compared with $54.3 million for the quarter ended March 31, 2009. Excluding the impact of foreign currency translation, net sales increased by $19.7 million, or 36.2%, in the first quarter of 2010 compared with the first quarter of 2009. Net loss for the current quarter was ($0.5) million, or ($.03) per diluted share, compared to a net loss of ($4.5) million, or ($.27) per diluted share, in the first quarter of 2009. The first quarter of 2009 included restructuring related expenses of $1.3 million (net of tax), or $.08 per diluted share, associated with consolidation of the North American automotive operation (“NA Auto consolidation”).

Gross margin percentage for the first quarter of 2010 was 18.5% compared to 11.0% in the first quarter of 2009. Excluding the impact of restructuring related expenses in the first quarter of 2009, gross margin percentage increased by 370 basis points in the first quarter of 2010 compared to the same quarter of 2009. This increase was primarily from the Thermal/Acoustical segment where higher net sales of $12.5 million, net of foreign currency translation, resulted in improved absorption of fixed costs, and fixed costs were generally lower due to the NA Auto consolidation.

Selling, product development, and administrative expenses were $14.7 million, or 19.4% of net sales, in the first quarter of 2010, compared to $13.1 million, or 24.1% of net sales, in the first quarter of 2009. This increase of $1.6 million was primarily due to higher legal expenses, accrued incentive compensation expense and severance charges in the current quarter compared to the first quarter of 2009.

Liquidity

At March 31, 2010, the Company had $20.2 million of cash on hand compared to $22.7 million at December 31, 2009. Net cash provided by operating activities was $0.1 million in the first quarter of 2010, compared to net cash used by operating activities of $3.7 million in the first quarter of 2009. During the first quarter of 2010, net operating assets and liabilities increased by $2.9 million as cash was used to fund the increased demand and backlog in many of the Company’s businesses. Capital expenditures were $1.8 million in the first quarter of 2010, consistent with the amount of capital expenditures in the first quarter of 2009.

There was no significant debt outstanding at March 31, 2010, other than capital lease obligations. At March 31, 2010, the Company had approximately $25.4 million available for borrowings under domestic and foreign credit facilities.

Dale Barnhart, President and Chief Executive Officer, stated, “We are very encouraged by what appears to be a recovery in our markets. We reported the highest quarterly net sales amount since the second quarter of 2008 as well as increased quarterly net sales for the fourth consecutive quarter. All of the Company’s segments and other products and services reported higher net sales in the first quarter of 2010 compared to the first quarter of 2009 as well as compared to the last quarter of 2009. It was also our third consecutive quarter reporting positive EBITDA.

“In the Performance Materials segment, we are seeing improvements in the filtration and industrial thermal insulation markets resulting in our sales levels moving closer towards pre-recessionary levels. We remain focused on fully commercializing our Arioso™ membrane composite media which is being developed from the technology we obtained with the Solutech acquisition. While product development and customer qualification are taking somewhat longer than originally anticipated, and therefore deferring product line revenues, this technology continues to be one of our most exciting growth opportunities and will allow us to grow our market participation in the life sciences arena.

“In the Thermal/Acoustical segment, we are pleased with the continuing trend of improved automotive production in North America and Europe. Net sales of automotive parts in the first quarter of 2010, excluding foreign currency translation, increased by 6.1% compared to the fourth quarter of 2009. We are benefiting from increased production of automobiles on existing platforms as well as sales from parts on newly launched platforms. Higher net sales as well as savings realized from the NA Auto consolidation resulted in an improvement in operating results. A rapid ramp-up in volume, including the launch of new platforms, caused manufacturing inefficiencies, resulting in incremental manufacturing costs. Our focus in this segment is to improve our operating efficiencies as we increase production to meet the market demand.

“Although net sales improved in the first quarter of 2010, we reported a net loss of ($0.5) million as a result of some operational inefficiencies as well as higher administrative expenses of $1.1 million due to legal and severance costs.

“Looking forward, our markets appear to be recovering and our backlog continues to be strong. We will maintain our commitment to manage cash judiciously, whether we invest in working capital or equipment required to meet customer demands, or in strategic transactions. With Lean Six Sigma as one of our fundamental business processes, we continue to focus on improving operating margins throughout all our businesses.”

Segment Information

Performance Materials – Segment net sales were $27.2 million for the current quarter compared with $22.4 million for the first quarter of 2009. Excluding the impact of foreign currency translation, segment net sales increased by $4.3 million, or 19.2%, in the first quarter of 2010 compared to the same quarter of 2009. Net sales of filtration products increased by $3.4 million primarily due to higher air filtration and fluid power products net sales. Also, net sales of industrial thermal insulation products increased by $0.9 million which included higher energy and industrial products net sales of $0.5 million, due to improved demand in the electrical and cryogenic markets, and higher net sales of building and appliance insulation products of $0.4 million.

For the current quarter, operating income for the segment was $2.0 million, compared to operating income of $1.3 million for the first quarter 2009. This improved operating income was due to higher net sales and the resulting improved gross margin, partially offset by higher selling, product development and administrative expenses of $0.5 million primarily due to severance related charges and accrued incentive compensation expense.

Thermal/Acoustical – Segment net sales increased to $40.5 million for the quarter ended March 31, 2010 compared with $26.9 million for the first quarter of 2009. Excluding the impact of foreign currency translation, segment net sales increased in the current quarter by $12.5 million, or 46.7%, compared to the same period a year ago. Automotive parts net sales increased by $11.2 million, or 48.1%, and tooling net sales increased by $1.3 million, or 37.1%, as the Company’s automotive operations were positively impacted by higher automobile production in the North America and Europe. According to a published automotive market forecasting service, in the first quarter of 2010, production of cars and light trucks by North American and European OEMs was higher by approximately 42%, or 2.2 million automobiles, compared to the same quarter of 2009.

For the current quarter, operating income for the segment was $1.4 million compared with an operating loss of ($4.3) million in the first quarter of 2009. The significant increase in net sales and resulting improvement in gross margin, as well as savings realized from the NA Auto consolidation, contributed to the improvement in operating results. Partially offsetting these improvements were higher manufacturing costs. A rapid ramp-up in volume, including the launch of new platforms, caused manufacturing inefficiencies, resulting in incremental manufacturing costs. Also, the segment was impacted by higher raw material costs in Europe. The first quarter of 2009 included $2.1 million of pre-tax restructuring related charges associated with the NA Auto consolidation.

Other Products and Services (“OPS”) – OPS net sales were $8.3 million in the first quarter of 2010, an increase of $2.9 million, or 53.7%, compared to the same quarter of 2009. This increase was due to higher net sales from the Affinity® temperature control equipment business of $1.8 million and the Vital Fluids business of $1.1 million. The increase in Affinity net sales was attributable to improved capital equipment spending in the semiconductor industry, which was severely depressed in the first quarter of 2009. The increase in Vital Fluids’ products net sales was primarily attributable to increased volumes in blood filtration product and bioprocessing product net sales.

Operating income for OPS was $0.2 million in the first quarter of 2010, compared to an operating loss of ($0.8) million in the first quarter of 2009. The Affinity business broke even in the first quarter of 2010, compared to an operating loss of ($0.4) million in the first quarter of 2009. Operating income of $0.2 million reported by the Vital Fluids business in the first quarter of 2010 was attributed to higher net sales and improved gross margin percentage primarily due to product mix.

Non-GAAP Financial Measures

EBITDA for the first quarter of 2010 was $3.1 million compared to EBITDA of $2.6 million for the fourth quarter of 2009 and $3.5 million for the third quarter of 2009. EBITDA is a pro forma financial measurement not in accordance with generally accepted accounting principles (GAAP). The Company defines EBITDA as net income/loss plus interest, income taxes and depreciation and amortization expenses. EBITDA is not an alternative to net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. Management believes that this additional financial information is useful to management, investors, lenders, and others in assessing the Company’s performance and liquidity. The attached financial schedules reconcile pro forma financial information with Lydall’s financial results under GAAP.

Conference Call

Lydall will host a conference call today at 10:00 a.m. ET to discuss results for its first quarter ended March 31, 2010 as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (877) 331-6551 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section. A recording of the call will be available from 1:00 p.m. Eastern Time on April 30, 2010 through midnight on May 7, 2010 at (706) 645-9291 or (800) 642-1687, pass code 70944368. Also, additional information including a presentation outlining key financial data supporting today’s conference call can be found on the Company’s website www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. Forward-looking statements generally may be identified through the use of language such as “believes,” “expects,” “may,” “plans,” “projects,” “estimates,” “anticipates,” “targets,” “forecasts” and other words of similar meaning in connection with the discussion of future operating or financial performance. The Company believes that all forward-looking statements included in this press release are based on reasonable assumptions, however, all such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. Stockholders are referred to Lydall’s 2009 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors,” as well as the Company’s quarterly report on Form 10-Q for the first quarter of 2010, which outline certain risks and uncertainties regarding the Company’s forward-looking statements. Such risks and uncertainties include, among others, worldwide economic cycles that affect the markets in which the businesses serve could affect demand for the Company’s products and impact the Company’s profitability. Among other factors, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, swings in consumer confidence and spending, unstable economic growth and fluctuations in unemployment rates could cause economic instability and could have a negative impact on the Company’s results of operations and financial condition. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Peter M. Kurto, Vice President, Business Development and Investor Relations, One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com.

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Lydall, Inc. News Release	6 of 7

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended March 31,
	2010	2009
Net sales	$75,579	$54,333
Cost of sales	61,573	48,340

Gross margin	14,006	5,993
Selling, product development and administrative expenses	14,675	13,082

Operating loss	(669)	(7,089)
Interest expense	220	134
Other income, net	(102)	(127)

Loss before income taxes	(787)	(7,096)
Income tax benefit	(316)	(2,576)

Net loss	$(471)	$(4,520)

Earnings (loss) per share:
Basic and diluted	$(0.03)	$(0.27)

Weighted average common shares outstanding:
Basic and diluted	16,651	16,544

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended March 31,
	2010	2009
Net Sales

Performance Materials	$27,152	$22,377
Thermal/Acoustical	40,537	26,874
Other Products and Services	8,288	5,394
Reconciling Items	(398)	(312)

Consolidated Totals	$75,579	$54,333

Operating Income (Loss)

Performance Materials	$2,003	$1,256
Thermal/Acoustical	1,358	(4,309)
Other Products and Services	156	(800)
Corporate Office Expenses	(4,186)	(3,236)

Consolidated Totals	$(669)	$(7,089)

Lydall, Inc. News Release	7 of 7

Financial Position

In thousands except ratio data

(Unaudited)

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$20,246	$22,721
Working capital	$60,010	$60,810
Total debt	$6,036	$6,751
Stockholders’equity	$152,211	$156,808
Total capitalization	$158,247	$163,559
Current ratio	2.2	2.5
Total debt to total capitalization	3.8%	4.1%

Cash Flows

In thousands (Unaudited)

	Quarter Ended March 31,
	2010	2009
Net cash provided by (used for) operating activities	$63	$(3,740)
Net cash used for investing activities	$(1,504)	$(1,830)
Net cash used for financing activities	$(334)	$(413)
Depreciation and amortization	$3,655	$4,151
Capital expenditures	$1,780	$1,830

Non-GAAP Financial Measures

In thousands

(Unaudited)

	Quarter Ended March 31, 2010	Quarter Ended December 31, 2009	Quarter Ended September 30, 2009
The following is a reconciliation of EBITDA to the Company’s net loss:
Net loss	$(471)	$(3,427)	$(273)
Add back:
Interest expense	220	204	278
Income taxes	(316)	1,899	(282)
Depreciation and amortization	3,655	3,891	3,785

EBITDA, as defined	$3,088	$2,567	$3,508

Common Stock Data

Quarter Ended March 31,

	2010	2009
High	$8.56	$6.07
Low	$5.21	$1.93
Close	$7.85	$2.97

During the first quarter of 2010, 3,532,977 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.